   As filed with the Securities and Exchange Commission on September 3, 1999

                                             Registration Statement No. 33-28065

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                 POST-EFFECTIVE
                             AMENDMENT NUMBER 3 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                         WASHINGTON TRUST BANCORP, INC.
             (Exact name of Registrant as specified in its charter)

                   Rhode Island                                        05-0404671
           (State or other jurisdiction                             (I.R.S. Employer
        of incorporation or organization)                         Identification No.)

                                23 Broad Street
                          Westerly, Rhode Island 02891
                                 (401) 348-1200
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------
                                 John C. Warren
                      Chairman and Chief Executive Officer
                         WASHINGTON TRUST BANCORP, INC.
                                23 Broad Street
                          Westerly, Rhode Island 02891
                                 (401) 348-1200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   copies to:

                               Paul W. Lee, P.C.
                             Gregory J. Lyons, Esq.
                          Goodwin, Procter & Hoar LLP
                                 Exchange Place
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

                                ---------------
   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.
                                ---------------
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [X]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering: [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  Title of Securities                  Proposed Maximum  Proposed Maximum
         Being           Amount To Be  Aggregate Price  Aggregate Offering Amount of Registration
       Registered        Registered(1)    Per Share           Price                 Fee
-------------------------------------------------------------------------------------------------
Common Stock, par value
 $0.0625 per share......    290,063           (2)               (2)                  (2)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Plus such additional number of shares as may be required in the event of a stock dividend, stock split, split-up-recapitalization or other similar event.
(2) The registration fee of $690.00 was previously paid by the registrant on April 7, 1989.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 Dividend Reinvestment and Stock Purchase Plan

                         290,063 Shares of Common Stock

                         Washington Trust Bancorp, Inc.

                               ----------------

   We are offering shares of our common stock through our Dividend Reinvestment and Stock Purchase Plan. The plan provides you with an economical and convenient method to purchase additional shares of our common stock. Our stock is traded on the NASDAQ National Market under the ticker symbol "WASH." Some of the significant features of the plan are:

  . You may purchase additional shares of common stock by automatically reinvesting your cash dividends on common stock.

  . You may also purchase shares of common stock by making optional cash investments of $25 to $10,000 per quarter. For convenience, these purchases may be funded through automatic quarterly investments by electronic funds transfer.

  . Your participation in the plan is entirely voluntary, and you may terminate your participation at any time.

  . You may, for no fee, deposit certificates of our common stock with the plan administrator and have the shares represented by those certificates recorded in book-entry form.

  . The purchase price for shares of common stock purchased directly from us that you purchase through the plan will generally be the average of the closing prices of our common stock reported by the NASDAQ National Market for the ten trading days immediately preceding the relevant dividend payment date. The average of the closing prices of our common stock was $16.194 for the trading days of August 16 through August 27, 1999.

  . The purchase price for each share of common stock purchased in the open market or in privately negotiated transactions with third parties through the plan will be the weighted average price per share that the plan administrator or purchasing agent paid for all of the common stock purchased that quarter.


  Any investment in shares of our common stock involves a degree of risk. You should read "Risk Factors" on page 4 before enrolling in the plan or purchasing any shares of our stock.


   These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Washington Trust Bancorp, Inc., and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is September 3, 1999.

                                    Summary

                      About Washington Trust Bancorp, Inc.

   Washington Trust Bancorp, Inc., a registered bank holding company incorporated in the State of Rhode Island, provides commercial and retail banking products and services in Rhode Island and Connecticut through The Washington Trust Company of Westerly, its principal banking subsidiary. As of June 30, 1999, Washington Trust's total assets were approximately $1,016.5 million, total deposits were approximately $600.0 million and shareholders' equity was approximately $74.3 million. Washington Trust Bancorp recently merged with PierBank, a Rhode Island chartered bank, that provides commercial and retail banking products and services in Rhode Island. As of June 30, 1999, PierBank's total assets were approximately $60.1 million, total deposits were approximately $53.0 million and shareholders' equity was approximately $4.8 million.

   Additional information regarding Washington Trust Bancorp, including our audited financial statements and descriptions of Washington Trust Bancorp, is contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information."

                                 About the Plan

   The following summary of our Dividend Reinvestment and Stock Purchase Plan may omit information that may be important to you. You should carefully read the entire text of the plan contained in this prospectus before you decide to participate in the plan.

ENROLLMENT:                             There are two ways you can enroll
                                        in the plan:

                                        .  If you are currently enrolled in
                                           this plan and receive this
                                           prospectus, you will still be
                                           enrolled in the plan and do not
                                           need to re-enroll. If you do not
                                           wish to participate in this
                                           plan, you can withdraw at any
                                           time.

                                        .  You can participate in the plan
                                           if you currently own shares of
                                           common stock by submitting a
                                           completed Authorization Form.
                                           You may obtain an Authorization
                                           Form from the plan's
                                           administrator, The Washington
                                           Trust Company. You may
                                           participate directly in the plan
                                           only if you hold your common
                                           stock in your own name.

REINVESTMENT OF DIVIDENDS:              You can reinvest all cash dividends
                                        you receive on your shares of our
                                        common stock. You may not elect to
                                        reinvest only a portion of the
                                        dividends you receive on your
                                        shares. You will be able to
                                        purchase additional shares of our
                                        common stock by reinvesting your
                                        dividends, without paying fees.

OPTIONAL CASH INVESTMENTS:              After you are enrolled in the plan,
                                        you can buy additional shares of
                                        our common stock without paying
                                        fees by making optional cash
                                        investments. You can invest a
                                        minimum of $25 and up to a
                                        maximum of $10,000 in any one
                                        quarter. Employees of Washington
                                        Trust may also make optional cash
                                        investments by having funds
                                        withheld from their pay checks.

SOURCE OF SHARES:                       The administrator of the plan will
                                        purchase shares of common stock in
                                        one of four ways:

                                        .  directly from us;

                                        .  in the open market through an
                                           independent purchasing agent;

                                        .  in privately negotiated
                                           transactions with third parties
                                           through an independent
                                           purchasing agent; or

                                        .  a combination of any of the
                                           above.

PURCHASE PRICE:                         The purchase price of shares of
                                        common stock under the plan depends
                                        on whether the plan administrator
                                        buys shares directly from us or
                                        obtains your shares by engaging a
                                        purchasing agent to buy them in the
                                        open market or in privately
                                        negotiated transactions with third
                                        parties.

                                        .  For shares purchased directly
                                           from us, the price you pay will
                                           be the average of the closing
                                           prices for common stock as
                                           reported on the NASDAQ National
                                           Market for the ten trading days
                                           immediately preceding the
                                           applicable dividend payment
                                           date. If our common stock is not
                                           traded on more than four of
                                           those days, the price per share
                                           will be calculated by averaging
                                           the closing prices for our
                                           common stock as reported on the
                                           NASDAQ National Market for all
                                           trading days on which our stock
                                           is traded during the twenty
                                           trading day period immediately
                                           before the dividend payment
                                           date.

                                        .  For shares purchased in the open
                                           market or in privately
                                           negotiated transactions with
                                           third parties, the price you pay
                                           will be the weighted average of
                                           the actual prices the purchasing
                                           agent pays for all of the common
                                           stock purchased for the relevant
                                           quarter.

TRACKING YOUR INVESTMENT:               You will receive periodic
                                        statements of the transactions made
                                        in your plan account. These
                                        statements will provide you with
                                        details of the transactions and
                                        will indicate the share balance in
                                        your plan account.

ADMINISTRATION:                         The Washington Trust Company, a
                                        wholly-owned subsidiary of
                                        Washington Trust Bancorp, Inc.,
                                        will serve as the administrator of
                                        the plan. You should send all
                                        correspondence with the
                                        administrator to:

                                        The Washington Trust Company
                                        Trust and Investment Department
                                        Attn.: Stock Transfer Desk
                                        P.O. Box 512
                                        Westerly, RI 02891-0512

PURCHASING AGENT:                       If the shares that you buy through
                                        the plan are purchased on the open
                                        market or in privately negotiated
                                        transactions, the plan
                                        administrator will engage an
                                        independent third party to act as
                                        purchasing agent for the plan.
                                        Neither we, the plan administrator
                                        nor any participant will be able to
                                        direct the time or price at which
                                        the purchasing agent purchases
                                        shares. Currently, the purchasing
                                        agent is Citizens Bank of Rhode
                                        Island which is located in
                                        Providence, Rhode Island.

CONTACTING US:                          You can write to us at:

                                        Washington Trust Bancorp, Inc.
                                        23 Broad Street
                                        Westerly, RI 02891

                                        Our telephone number is (401) 348-
                                        1239.

                                  Risk Factors

   The risks listed below are only those that are specific to us. You should also consider general risks relating to national or local economy, the prospects of the banking and financial services businesses in general, and other risks that businesses generally face.

   This information was current when we filed this prospectus with the SEC, but it may change in the future. We may provide more current information about these risks, or describe additional risks, in filings and reports that we file with the SEC. You should read this prospectus together with filings and reports that we filed with the SEC after the date of this prospectus.

   This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. There are many reasons why our actual results could differ materially from those set forth in the forward-looking statements, including the risk factors listed below. This list may not be exhaustive. The statements in the following section include "Year 2000 readiness disclosure" within the meaning of the Year 2000 Information and Readiness Disclosure Act. The following "Year 2000" discussion contains forward-looking statements which represent our beliefs or expectations regarding future events. When used in the Year 2000 discussion, the words "believe," "expect," "estimate," and similar expressions are intended to identify forward-looking statements. Forward-looking statements include our expectations as to when we will complete the phases of the Year 2000 Project Plan, our estimated costs, and our belief that our statements involve a number of risks and uncertainties that could cause the actual results to differ materially from the projected results. Factors that may cause these differences include the availability of qualified personnel and other information technology resources, the ability to identify and remediate all date sensitive lines of computer code, and the actions of governmental agencies or other third parties with respect to Year 2000 problems.

General business risks could adversely impact our business

   Washington Trust's business is subject to various business risks. Our future success will depend in large part on the continued contributions of our senior management personnel. The volume of loan originations is dependent upon demand for loans of the type originated and served by Washington Trust and the competition in the marketplace for such loans. The level of consumer confidence, fluctuations in real estate values, fluctuations in prevailing interest rates and fluctuations in investment returns expected by the financial community could combine to make loans of the type originated by Washington Trust less attractive. In addition, our business may be adversely affected by other factors that could (a) increase the cost to the borrower of loans originated by us, (b) create alternative lending sources for such borrowers or
(c) increase the cost of funds of Washington Trust at a rate faster than an increase in interest income, thereby narrowing our net interest rate margins.

Our business could be adversely impacted by applicable regulatory changes or modifications

   Washington Trust's operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. There can be no assurance that these laws, rules and regulations will not be modified in the future, which could make compliance much more difficult or expensive, restrict our ability to originate, broker or sell loans or otherwise adversely affect our business or prospects.

The price of our stock may decline between the time you request the plan administrator to issue certificates for shares of stock in your plan account and the time that you receive those certificates

   We will generally not issue certificates for shares of common stock that you buy through the plan. Instead, the plan administrator will record your stock ownership in book-entry form and will notify you of the number of shares you buy in quarterly statements. If you decide to sell your shares, you must request the plan administrator to issue certificates to you so that you may engage a broker to sell your shares. The period of time between the time the plan administrator receives your request and the time the plan administrator issues a certificate to you could be as long as three business days. If the market price of our common stock declines during that time, you may lose the opportunity to sell your shares at the highest possible price.

You will not know the price at which you will be purchasing shares under the plan until several days after you have made an investment decision and as a result you may pay more for your shares than you would have otherwise been willing to pay

   If you are enrolled in dividend reinvestment and you wish to withdraw, you will have to elect to withdraw from dividend reinvestment before the dividend record date because we must receive your request to withdraw on or before the dividend record date. If you elect to make optional cash investments, you must send funds to the plan administrator during specified intervals which precede the related dividend payment date. Between the time that you make your decision to purchase shares through the plan (or your decision to remain enrolled in the plan) and the time of actual purchase, the price of our stock may fluctuate, or other information may become available to you that would affect your investment decision. Additionally, you will not be able to direct the time or price at which you buy shares if the plan administrator engages a purchasing agent to buy shares in the open market. Accordingly, you bear the risk of buying shares of our stock through the plan at prices higher than what you would otherwise be willing to pay, or under circumstances in which you would otherwise not invest in shares of our stock.

Year 2000 computer issues may disrupt our business operations or subject us to adverse action from our federal banking regulators

   Year 2000 compliance issues concern the inability of computer systems to accurately calculate, store or use data after 1999. These may cause our computer systems, or those of our significant vendors and customers, to process critical financial and operational information incorrectly. While we believe that we have taken reasonable steps with respect to the Year 2000 issue, if the phases of our Year 2000 Project Plan are not completed on time, the costs associated with becoming Year 2000 compliant exceed our estimates, third party providers are not Year 2000 compliant on a timely basis, or customers with material loan obligations are unable to meet their repayment obligations due to Year 2000 problems, the Year 2000 issue could have a material impact on our financial results. In addition, our efforts to address the Year 2000 issue are being monitored by federal banking regulators. Failure to be Year 2000 compliant on a timely basis could subject us to formal supervisory or enforcement actions. For more information regarding the efforts we have taken to address the Year 2000 issue, you should read our Year 2000 reports in our annual and quarterly reports incorporated by reference into this prospectus. See "Where You Can Find More Information."

                      Where You Can Find More Information

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

  .  our Annual Report on Form 10-K for the year ended December 31, 1998;

  . our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

  . our Current Reports on Form 8-K filed with the SEC on March 2, 1999 and August 27, 1999; and

  . the description of our common stock contained in our registration statement on Form 8-A, filed as of January 10, 1985 and the description of rights to purchase common stock contained in our registration statement on Form 8-A/A, filed as of August 22, 1996, and all amendments and reports updating such description.

   You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address: Washington Trust Bancorp, Inc., Attn.: Elizabeth B. Eckel, Vice President, Marketing, 23 Broad Street, Westerly, RI 02891. Our telephone number is (401) 348-1309.

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

     Terms and Conditions of the Dividend Reinvestment and Stock Purchase Plan

   The following questions and answers describe our Dividend Reinvestment and Stock Purchase Plan and explain how it works. Historically, we have paid quarterly dividends on our common stock on the fifteenth of January, April, July and October and we expect to continue to pay quarterly dividends on shares of common stock in the future. However, we cannot assure you that we will definitely pay dividends in the future. If you are a shareholder and do not participate in this plan, you will continue to receive cash dividends in the usual manner as we declare and pay them.

                               General Information

1.  What is the purpose of the plan?

   The purpose of the plan is to provide current owners of our common stock with an economical and convenient method of investing in Washington Trust Bancorp stock. As a current owner of common stock, you are permitted to invest cash dividends in additional shares of our common stock without paying any brokerage commissions, service charges or fees.

2.  What are the advantages of the plan?

  . You can reinvest cash dividends paid on your shares of common stock automatically. You will not pay any brokerage commissions or service charges on these purchases.

  . In addition to shares you purchase by reinvesting dividends, you may buy additional shares through the plan by investing $25 to $10,000 per quarter, and you will not pay any brokerage commissions or service charges.

  . You can also deposit certificates for any other shares of our stock registered in your name with the plan administrator. The plan administrator will then record your ownership of those shares in book-entry form. You pay no fee for this service.

  . To simplify your record keeping, we will send you periodic statements showing current account information, including purchases of stock held in your plan account and your most recent plan account balance.

  . The plan is completely voluntary and you may terminate your participation at any time.

3.  What are the disadvantages of the plan?

  . We will not pay you any interest on dividends or funds held for optional cash investments by the plan administrator before the dividend payment date.

  . The plan administrator will return to you, without interest, any funds you send for optional cash investments if your optional cash investment is less than $25. The plan administrator will also return, without interest, funds for your optional cash investment that exceed the maximum allowable investment of $10,000 per quarter. Additionally, the plan administrator will return any funds that it receives either before or after any one of the periods specified in Question 11.

  . If the shares that you purchase under the plan are purchased directly from us, we will not determine the purchase price until the dividend payment date. As a result, you will not know the actual price per share or number of shares you purchased until that date.

  . If the plan administrator engages a purchasing agent to buy the shares that you purchase under the plan in the open market, you will not be able to control the time or price at which your shares are purchased. As a result, you will not know the actual price per share or number of shares you will purchase until after you purchase them.

  . If you decide to make optional cash investments through the plan, your cash payment may be exposed to changes in market conditions for a longer period of time than if you had arranged to buy shares through a broker.

  . You cannot pledge shares of common stock deposited in your plan account until you withdraw the shares from the plan.

  . You generally will pay tax on the amount of any brokerage commissions that we pay in connection with your optional cash purchases.

4.  Who is eligible to participate in the plan?

   Record Owners. Only record owners of our common stock are eligible to participate directly in the plan. You are a "record owner" if our records list you as the owner of shares of our common stock. Generally, if you are a record owner, you will have certificates for your shares.

   Beneficial Owners. You are a "beneficial owner" if your shares are held in the name of a bank, broker or other nominee. In order for you to participate directly in the dividend reinvestment feature of the plan, you must become a record owner by having one or more shares of common stock transferred into your own name from that of the applicable bank, broker or other nominee.

5. Are there limitations on participation in the plan other than those described above?

   We may, for any reason or no reason, decide not to allow you to participate in the plan even if you qualify for participation in the plan. Some shareholders may be residents of jurisdictions in which we determine that it may not be legally or economically practical to offer our stock under the plan, and accordingly residents of those jurisdictions may be precluded from participating in the plan.

   Your right to participate in the plan is not transferable apart from a transfer of your underlying common stock to another person.

6. Who administers the plan for participants?

   The transfer agent for our common stock, The Washington Trust Company, administers the plan for participants, maintains records, provides regular account statements to participants, and performs other duties relating to the plan. The Washington Trust Company is a wholly-owned subsidiary of Washington Trust Bancorp, Inc. You can write to the plan administrator at:

                     The Washington Trust Company
                     Trust and Investment Department
                     Attn.: Stock Transfer Desk
                     P.O. Box 512
                     Westerly, RI 02891-0512

You may also telephone the plan administrator at (401) 348-1239.

7. What is the plan account?

   The plan account is an account that the plan administrator keeps for your benefit to record the shares of stock that you buy through the plan with either reinvested dividends or optional cash investments. The plan administrator will also record stock certificates that you deposit with the plan administrator in your plan account. If you elect to participate in the plan, but do not deposit your stock certificates with the plan administrator, the plan administrator will reinvest the dividends paid on those shares even though those shares are not included in your plan account. In other words, the shares that you enroll for dividend reinvestment do not need to be deposited with the plan administrator and held in your plan account. Every quarter the plan administrator will provide you with a statement that will show the number of shares that you hold directly in your name and the number of shares that you hold in your plan account.

                          Your Choices under the Plan

8. What investment options are available under the plan?

   We offer you two ways of investing in our common stock through the plan.

  . You may automatically reinvest all of the cash dividends paid on shares of our common stock that you own.

  . You may make optional cash investments ranging from a minimum of $25 up to a maximum of $10,000 per quarter to purchase stock through the plan.

9. How does the optional cash investment feature work?

   Optional cash investments allow you to purchase more shares than you could purchase with reinvested dividends alone. You can buy shares of our stock each quarter with optional cash investments after you submit a properly executed and signed Authorization Form. The plan administrator will use your optional cash investment to purchase common stock for your plan account on the next dividend payment date after it receives your cash payment.

   You may make optional cash investments by completing the Cash Payment Form attached to your account statement. If you send funds for optional cash investments by check, please keep the following in mind:

  . you must send the plan administrator a separate Cash Payment Form and a separate check for each transaction;

  .  the plan administrator will not accept third party checks;

  .  checks must be payable in U.S. funds drawn on a U.S. bank; and

  .  checks must be made payable to "The Washington Trust Company."

   Employees of Washington Trust who participate in the plan may also make optional cash investments by arranging to have automatic payroll deductions. Interested employees should contact the Human Resources Department at Washington Trust to obtain an Employee Enrollment Form.

   In the event that any check you deliver to the plan administrator is returned unpaid, the plan administrator may consider the request for the investment of such money null and void and may immediately remove from your account shares of common stock purchased with that check. The plan administrator may sell that stock to satisfy any uncollected amount, together with a $25 returned check fee. If the net proceeds from the sale of the stock does not satisfy the uncollected balance and fee, the plan administrator may sell additional stock from your account to satisfy the uncollected balance and fee.

10. What are the limitations on making optional cash investments?

   You may make optional cash investments in any quarter. However, the amount of your optional cash investments cannot exceed a maximum amount of $10,000 per quarter. A minimum investment of $25, per payment, is required to exercise this option. You do not have to send the same amount of money each quarter, and there is no requirement that you make an optional cash investment each quarter.

11. When must funds for optional cash investments be received by the plan administrator?

   The plan administrator must receive funds for optional cash investments during one of the following periods:

  .  January 1 -- January 10;

  .  April 1 -- April 10;

  .  July 1 -- July 10; or

  .  October 1 -- October 10.

   Funds for optional cash investments will be invested quarterly on or shortly after the dividend payment date. The plan administrator will return to you any funds you send for optional cash investments if your optional cash investment is less than $25. The plan administrator will also return funds for your optional cash investment that exceed the maximum allowable investment of $10,000 per quarter. Additionally, the plan administrator will return any funds that it receives either before or after any one of the periods listed above.

 Neither we nor the plan administrator will pay you interest on funds you send for optional cash investments.

12. What is the automatic quarterly investment feature of the plan and how does it work?

   You may make optional cash investments by means of an "automatic quarterly investment" of not less than $25 nor more than a total of $10,000 per quarter by electronic funds transfer from a predesignated U.S. account.

   If you wish to initiate automatic quarterly investments, you must complete and sign an Authorization Form and an Automatic Quarterly Investment Form and return them to the plan administrator together with a voided blank check (for a checking account) or deposit slip (for a savings account) for the account from which funds are to be drawn. You may obtain Automatic Quarterly Investment Forms from the plan administrator. The plan administrator will process forms as promptly as practicable.

   Once automatic quarterly investment is initiated, the plan administrator will draw funds from your designated account on the dividend payment date of that quarter and will invest those funds in shares of common stock beginning on that date. Afterwards, the plan administrator will automatically draw funds from your designated account approximately five days before each dividend payment date and will invest those funds in shares on or shortly after each following quarterly dividend payment date. You may change the amount of your automatic quarterly investment by completing and submitting to the plan administrator a new Authorization Form and a new Automatic Quarterly Investment Form to be effective with respect to a particular dividend payment date. You may terminate your automatic quarterly investment by written request to the plan administrator.

13. Are there any expenses in connection with purchases under the plan?

   No. There are no brokerage commissions, service charges or fees with respect to the reinvestment of dividends or purchase of stock in connection with the plan. All costs of administration of the plan are paid by the Washington Trust Bancorp. However, any brokerage commissions that we pay on your behalf are taxable income to you, just as cash dividends are.

                           Participating in the Plan

14. How can I participate?

  . If you are already enrolled in the plan when you receive this prospectus, you will still be enrolled in the plan. If you do not wish to participate in the plan, you may withdraw at any time.

  . If you are a record owner of our common stock, you may join the plan by completing and signing an Authorization Form and returning it to the plan administrator. You may obtain an Authorization Form from the plan administrator at any time by telephoning the plan administrator at (401) 348-1239. You may also fax a written request for an Authorization Form to the plan administrator at (401) 348-1535.

  . If you are a beneficial owner of our common stock, you may request that your bank, broker or other nominee transfer the number of shares of our common stock you wish to be enrolled in the plan to you in your own name as record owner. You may then participate directly in the plan.

15. What does the Authorization Form provide for?

   The Authorization Form allows you to register for participation in the plan. By completing the Authorization Form you will reinvest all dividends you receive on your shares in additional shares of our common stock. The plan administrator must receive your Authorization Form at least three (3) days before a dividend record date in order to reinvest your dividends for a given quarter. The plan administrator will return your Authorization Form to you if you have not signed the form.

16. What does the Employee Enrollment Form provide for?

   If you are an employee of Washington Trust or any of our subsidiaries, you may arrange to have automatic payroll deductions set aside to purchase shares of our common stock by completing the Employee Enrollment Form and returning it to the Human Resources Department at Washington Trust. You may specify on that form the amount you wish to have withheld from your pay check. You will not be paid interest on any funds held by the plan administrator pending investment.

   You may change the amount you have withheld or terminate deductions at any time by simply completing a new Employee Enrollment Form and returning it to the Human Resources Department of Washington Trust.

17. Can I withdraw from the plan?

   Yes. This plan is entirely voluntary and you may withdraw at any time.

18. How do I withdraw from the plan?

   In order to withdraw from the plan, you must notify the plan administrator in writing at the following address:

                     The Washington Trust Company
                     Trust and Investment Department
                     Attn.: Stock Transfer Desk
                     P.O. Box 512
                     Westerly, RI 02891-0512

19. If I withdraw from the plan, what happens to the shares of stock in my plan account?

   Upon withdrawal from the plan, the plan administrator will automatically issue certificates for whole shares of common stock credited to your plan account. You will receive a cash payment based on the market value of our stock for any fractional shares you hold in your plan account. The cash payment will be calculated by multiplying the fraction of a share you own by the closing price as reported on the NASDAQ National Market on the date immediately before the date the plan administrator processes your termination.

   Certificates for stock will generally not be issued until approximately three business days after receipt of the request. If the plan administrator receives your request to withdraw from the plan after a dividend record date and before the related dividend payment date, it will take longer for the plan administrator to issue certificates to you because it will first reinvest dividends for that quarter. Accordingly, certificates will not be issued until approximately three business days after the related dividend payment date in such a case.

20. If I withdraw from the plan, when do I start receiving cash dividends again?

  . If the plan administrator receives your request to withdraw from the plan on or before any dividend record date for a dividend on our common stock, we will pay you the dividend in cash as soon as practicable either on or following the dividend payment date. Afterwards, all dividends will be paid in cash to you.

  . If the plan administrator receives your request to withdraw from the plan after the dividend record date, your dividends for that dividend payment date will be reinvested and your request will be processed as promptly as possible following the associated dividend payment date. Afterwards, all dividends will be paid in cash to you.

21. If I withdraw from the plan, will any funds that I sent to the plan administrator for optional cash investments be returned to me?

   The plan administrator will refund funds you sent for optional cash investments that have not been invested if the plan administrator receives your written request for a refund or withdrawal from the plan at least two business days before the applicable dividend payment date. Otherwise, your funds will be invested in stock that the plan administrator will credit to your account before issuing stock certificates to you.

22. How do I re-enroll in the plan?

   Generally, you may elect to re-enroll in the plan at any time, simply by following the same procedures used to enroll initially. However, we may reject any Authorization Form from a previous participant on grounds of excessive enrollment and termination of participation in the plan. We intend to minimize unnecessary administrative expense and to encourage use of the plan as a long-term shareholder investment service.

                        Purchasing Stock under the Plan

23. What will be the source of the common stock that I purchase through the plan?

   When reinvesting dividends and investing funds for optional cash investments, the plan administrator will purchase stock either:

  .  directly from Washington Trust Bancorp;

  .  on the open market, through an independent purchasing agent;

  . in privately negotiated transactions, through an independent purchasing agent; or

  .  a combination of any of the above.

   When the plan administrator engages a purchasing agent to buy stock, those purchases may be made in the open market or by negotiated transactions. Those purchases may be subject to terms agreed to by the purchasing agent. Neither Washington Trust Bancorp, The Washington Trust Company, nor any participant will have any authorization or power to direct the time or price at which the purchasing agent will purchase shares. However, the purchasing agent will use its best efforts to purchase the shares at the lowest possible price.

   In each quarter we will decide in which manner the plan administrator will purchase stock. Neither we nor the plan administrator will be required to provide any written notice to you as to the source of the common stock to be purchased under the plan.

24. What will be the price of common stock that I purchase through the plan?

   The price per share of common stock will be:

  . for shares purchased directly from us, the average of the closing prices for common stock as reported on the NASDAQ National Market for the ten trading days immediately preceding the applicable dividend payment date. However, if our common stock is not traded on more than four of those days, the price per share will be calculated by averaging the closing prices for our common stock as reported on the NASDAQ National Market for all trading days on which our stock is traded during the twenty trading day period immediately before the dividend payment date.

  . for shares purchased on the open market or in privately negotiated transactions, the price per share you pay will be the weighted average of the actual prices the purchasing agent paid for all of the common stock purchased by the plan administrator for that quarter.

25. What is the "dividend payment date" and the "dividend record date"?

   The dividend payment date is the date declared by our Board of Directors for the payment of quarterly dividends. The record date associated with a particular dividend is referred to in the plan as a "dividend record date."

26. When will investments be made under the plan?

  . If the shares that you buy are purchased directly from us, the plan administrator will credit those shares to your plan account on the related dividend payment date.

  . If the plan administrator engages a purchasing agent to buy shares in open market or privately negotiated transactions, the plan administrator will credit the shares you buy to your plan account no later than ten
     (10) trading days after the related dividend payment date.

27. How many shares of common stock will I be purchasing through the plan?

   The number of shares of common stock that you purchase depends on several factors including:

  .  the amount of the dividends that you reinvest;

  .  the amount of any optional cash investments you make; and

  .  the price you pay for the stock.


   The plan administrator will credit your plan account with the number of shares equal to the total amount invested divided by the applicable purchase price. The only limit on the number of shares available for purchase directly from us is the number of shares of common stock registered for issuance under the plan.

28. How will I be notified of my purchases of common stock?

   The plan administrator will send you a quarterly account statement reflecting the activity and balance in your plan account. Your account statement will show the number of shares of common stock credited to your plan account for that quarter and the purchase price of any shares of stock you acquired that quarter. Your account statement also will provide the following information:

  .  share transactions you made to date for the calendar year;

  . the total number of shares of common stock held in your plan account as of the dividend payment date; and

  . the total number of shares that you own in your name that are enrolled in the plan.

   All pertinent information for each calendar year will be set forth on your final quarterly account statement of that year, which you should retain for tax purposes. You may incur a fee when requesting additional copies of your prior account statements from the plan administrator.

                    Selling Shares of Stock Held in the Plan

29. When and how can I sell stock held in the plan?

   To sell some or all of your stock, you must first request the plan administrator to send you a certificate or certificates representing the requested number of shares of common stock credited to your plan account. After you receive the certificates, you may engage a broker to sell your shares for you. The plan administrator will not issue certificates for your shares until approximately three (3) business days after it receives your request. If the plan administrator receives your request on or after a dividend record date and before the related dividend payment date, it will not issue certificates until approximately three (3) business days after the related dividend payment date.

   You should mail written requests for certificates to:

                     The Washington Trust Company
                     Trust and Investment Department
                     Attn.: Stock Transfer Desk
                     P.O. Box 512
                     Westerly, RI 02891-0512

   Our common stock prices may decline during the period between your request for certificates, the plan administrator's receipt of your request, the time the certificate is actually delivered to you, and the ultimate sale in the open market. This is a risk that you bear.

30. What happens when I sell or transfer all of the whole shares of common stock registered in my name?

   If you dispose of some whole shares of common stock owned by you outside of your plan account, the plan administrator, until it is otherwise instructed, will continue to reinvest dividends on the common stock you hold in your name and in your plan account. If you dispose of all whole shares of common stock held in your plan account and you are no longer the record holder of any shares of our stock, the plan administrator will mail you a cash adjustment representing any fractional shares in your plan account and automatically withdraw you from the plan.

                            Owning Stock in the Plan

31. Will I still receive Washington Trust Bancorp's Periodic Reports and Proxy Statements?

   Yes. If you participate in the plan, we will send you the same information that we send to other shareholders, including annual and other periodic reports, notices of shareholders' meetings, proxy statements, and income tax information for reporting dividends paid. We will also send you copies of each prospectus and any amendments or supplements to prospectuses describing the plan.

32. How will I be credited with dividends on stock held in my plan account?

   We pay dividends, when and as declared, to all holders of record of our common stock. As the holder of record for participants, the plan administrator will receive dividends for all stock credited to your plan account on the dividend payment dates. The plan administrator will credit dividends to you on the basis of full and fractional shares of common stock held in your plan account and will reinvest dividends in additional shares of our common stock.

33. What happens if Washington Trust Bancorp declares a stock split?

   The plan administrator will credit any shares resulting from a stock split, on shares you hold in your plan account, to your plan account. We will handle any shares resulting from a stock split, on stock held directly by you, in the same manner as we would if you were not participating in the plan.

34. If Washington Trust Bancorp issues rights to purchase securities to the holders of common stock, how will the rights on plan shares be handled?

   In the event that we issue rights to purchase additional shares of common stock or any other securities to holders of our common stock, the plan administrator will hold those rights for your benefit. If you wish to receive directly any rights, you may do so by sending to the plan administrator, at least five business days before the rights offering record date, a written request that certificates for shares in your plan account be sent to you.

35. How will the stock held in my plan account be voted at meetings of shareholders?

   If you own shares of stock registered in your name and return a properly completed and signed proxy card, the plan administrator will vote any stock held in your plan account in accordance with the instructions on your proxy card.

   If you return a properly signed proxy card but no instructions are set forth thereon with respect to any item, all of your stock will be voted in the same manner as for non-participating shareholders who return proxies and do not provide instructions with respect to that item. If you do not return the proxy card or you return but do not sign the proxy card, none of your stock will be voted unless you vote in person.

36. Will stock certificates be issued for common stock purchased under the plan?

   Normally we will not issue certificates for common stock that you purchase under the plan. The number of shares of common stock credited to your plan account and held by the plan administrator will be shown on your account statement. In addition to minimizing the costs of the plan, this additional service protects against loss, theft, or destruction of stock certificates.

37. How do I obtain certificates for shares of common stock in my plan account?

   You may at any time request that a certificate be issued for any whole number of shares of common stock up to the number of full shares credited to your plan account. Certificates for stock will generally not be issued until approximately three (3) business days after receipt of the request. If the plan administrator receives your request on or after a dividend record date and before the related dividend payment date, certificates will not be issued until approximately three (3) business days after the related dividend payment date. Your request must be in writing and you should mail it to:

                        The Washington Trust Company
                        Trust and Investment Department
                        Attn.: Stock Transfer Desk
                        P.O. Box 512
                        Westerly, RI 02891-0512

   When you are issued a certificate, future dividends on the stock represented by that certificate are treated according to your instructions indicated on the Authorization Form. If certificates for less than all of the stock in your plan account are issued, any remaining full shares and fractional shares of common stock are reflected in your plan account. We will automatically withdraw you from the plan if your plan account is reduced to less than one whole share as a result of withdrawals and you are no longer the record owner of any shares of our common stock.

 Certificates for fractional shares of common stock will not be issued under any circumstances.


38. In whose name will plan accounts be maintained and certificates be registered when issued?

   The plan administrator will maintain your account in your name as shown on our records at the time you enter the plan. When issued, certificates for full shares of common stock will be registered in your name as it appears on your plan account.

   You may request that the plan administrator issue certificates in names other than the plan account name subject to compliance with any applicable laws and the payment of any applicable taxes. Any request must be made in writing, signed by the participant, and the participant's signature must be guaranteed by a qualified medallion guarantee member.

39. Can I deposit certificates for shares of Washington Trust stock into my plan account?

   Yes. You may, but are not required to, deposit certificates representing shares of Washington Trust Bancorp with the plan administrator. Upon receiving your certificates, the plan administrator will record the number of shares you deposited in book-entry form in your plan account. This eliminates the worry about certificates being lost or stolen. Your account statement will identify the number of shares of common stock which you hold directly in your name, the number of shares you have deposited to your plan account and the number of shares credited to your plan account. You may withdraw shares from your plan account and have certificates issued for those shares at any time.

   If you send certificates to the plan administrator use registered mail, first class mail, or certified mail, return receipt requested, properly insured, because you will bear the risk of replacement costs if the certificates are lost in transit. You may mail certificates to the following address:

                        The Washington Trust Company
                        Trust and Investment Department
                        Attn.: Stock Transfer Desk
                        P.O. Box 512
                        Westerly, RI 02891-0512

40. Can I pledge shares in my plan account?

   You may not pledge any shares of stock that you hold in your plan account. Any pledge of shares in a plan account is null and void. If you wish to pledge shares, you must first withdraw those shares from your plan account.

                           Important Tax Consequences

41. What are the federal income tax consequences of participation in the plan?

   In general, if enrolled in the plan, as of the date of this prospectus, you will have the same federal income tax obligations with respect to reinvested dividends as you would with dividends not reinvested under the plan.

   You will be treated for federal income tax purposes as having received, on the dividend payment date, a distribution equal to the full amount of the cash dividend payable on that date with respect to the common stock credited to your account under the plan and all other common stock owned by you. This is required even though you never actually receive the reinvested dividends but your dividends are instead applied to the purchase of additional stock. In addition, you will also be treated for federal income tax purposes as having received a distribution in the amount of any brokerage commissions we pay to acquire common stock for you under the plan. For federal income tax purposes, your tax basis in common stock acquired through dividend reinvestment will equal the amount of the dividend plus the proportional amount of brokerage commissions we paid, if any, to acquire that stock.

   Any distributions will be taxable as a dividend to the extent of our current or accumulated earnings and profits. To the extent the distribution is in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital reducing the tax basis of your shares, and the distribution in excess of your tax basis will be taxable as gain realized from the sale of your shares.

   If you make optional cash investments you will not recognize income for federal income tax purposes by virtue of the purchase of common stock with the optional cash purchase but you will be treated for federal income tax purposes as having received a distribution in the amount of any brokerage commissions we pay with respect to your purchase. The tax cost and basis of stock purchased with optional cash investments is the fair market value per share of common stock on the dividend payment date.

   The holding period for stock purchased with dividends or optional cash investments begins on the day after the applicable dividend payment date.

   You will recognize gain or loss when a fractional share interest is liquidated or when you sell or exchange common stock. The gain or loss will equal the difference between the amount you receive for the fractional share or the common stock and the tax basis for the fractional share or common stock.

 Tax consequences will vary depending on your specific circumstances. You should discuss specific tax questions regarding your participation in the plan with your own tax advisor.

 We urge you to save your account statements in order to calculate your tax basis per share of common stock. The plan administrator will charge you a fee for copies of past account statements.


42. What provision is made for shareholders subject to income tax withholding?

   If you are a foreign shareholder whose dividends are subject to United States income tax withholding, or a domestic shareholder whose dividends are subject to backup withholding taxes, the plan administrator will reinvest an amount equal to the dividend less the amount of any tax required to be withheld. We will have amounts withheld from dividends paid to the United States Treasury, and the respective participants will be advised of the amounts withheld.

                           Other Important Provisions

43. May the plan be changed or discontinued?

   While we currently intend to continue the plan indefinitely, we may amend, suspend, modify or terminate the plan at any time. We will send you notice of any amendment, suspension, modification or termination. The plan administrator may resign at any time upon reasonable notice to Washington Trust Bancorp in writing. We may elect and appoint a new plan administrator to administer the plan at any time.

44. What are the responsibilities of Washington Trust Bancorp and the plan administrator under the plan?

   Washington Trust Bancorp and the plan administrator will not be liable for any act done in good faith or for any omission to act, in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant's plan account upon the participant's death prior to receipt of notice in writing of such death.

   You should recognize that neither Washington Trust Bancorp nor the plan administrator can assure you of a profit or protect you against a loss on the stock purchased or sold by you under the plan.

45. Who interprets and regulates the plan?

   Any questions of interpretation arising under the plan will be determined by Washington Trust Bancorp and any determination will be final. We may adopt rules and regulations to facilitate the administration of the plan. The terms and conditions of the plan and its operation will be governed by the laws of the State of Rhode Island.

                                Use of Proceeds

   We will use the net proceeds from the sale of common stock purchased through the plan directly from us for general corporate purposes. We have no basis for estimating either the number of shares of common stock that ultimately will be sold by us under the plan or the prices at which we will sell shares. We will not receive any proceeds from the purchase of common stock by the plan administrator or purchasing agent in the open market or in privately negotiated transactions with third parties.

                   Indemnification of Directors and Officers

   Our bylaws provide that we must indemnify and hold harmless each person who is made party to or is threatened to be made a party to or is involved in any action or proceeding by reason of the fact that he/she is or was a director, officer, employee or agent of the corporation, to the fullest extent permitted by the Rhode Island General Laws against all expenses, liability and loss the person actually incurs in connection with the proceeding. However, we will provide this indemnification in connection with a proceeding, or part of a proceeding, initiated by the person being indemnified only if the proceeding, or part of the proceeding, was authorized by our board of directors. The Rhode Island Business Corporation Act permits and our bylaws provide that the right to indemnification will include the right to be paid by us for expenses the indemnified person incurs in defending the proceeding in advance of its final disposition; provided, that the indemnified party deliver to us a written affirmation of a good faith belief that he/she has met the applicable standards of conduct and that he/she undertakes to repay all amounts advanced if it is ultimately determined that he/she is not entitled to be indemnified under our charter or otherwise.

                                    Experts

   The consolidated financial statements of Washington Trust Bancorp, Inc. as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 have been incorporated by reference in this prospectus, and the registration of which this prospectus is a part, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus and registration statement and upon the authority of that firm as experts in accounting and auditing.

                                 Legal Matters

   Certain legal matters, including the validity of the shares of Washington Trust Bancorp, Inc. common stock offered through the plan, will be passed upon for us by Goodwin, Procter & Hoar LLP.

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You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with differ-ent information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those docu-ments.

                                  -----------

                           Summary Table of Contents

                                                                            Page
                                                                            ----
Summary....................................................................   1
 About Washington Trust Bancorp, Inc.......................................   1
 About the Plan............................................................   1
Risk Factors...............................................................   4
Where You Can Find More Information........................................   5
Terms and Conditions of the Dividend
 Reinvestment and Stock Purchase Plan......................................   6
 General Information.......................................................   6
 Your Choices under the Plan...............................................   8
 Participating in the Plan.................................................  10
 Purchasing Stock under the Plan...........................................  11
 Selling Shares of Stock Held in the Plan..................................  13
 Owning Stock in the Plan..................................................  14
 Important Tax Consequences................................................  16
 Other Important Provisions................................................  17
Use of Proceeds............................................................  18
Indemnification of Directors and Officers..................................  18
Experts....................................................................  18
Legal Matters..............................................................  18

                                ---------------

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                                    290,063
                                    Shares

                                    [LOGO]

                        Washington Trust Bancorp, Inc.

                                 Common Stock

                               -----------------

                                  PROSPECTUS

                               -----------------

                               September 3, 1999

-------------------------------------------------------------------------------
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

                  PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are set forth below (all amounts except the registration fee are estimated):

   Registration fee.................................................... $
   Accountants' fees and expenses...................................... $ 5,000
   Legal fees and expenses............................................. $15,000
   Printing fees....................................................... $ 5,000
   Miscellaneous....................................................... $ 5,000
  Total................................................................ $30,000

   All expenses in connection with the issuance and distribution of the securities being offered shall be borne by Washington Trust Bancorp, Inc. (the "Corporation").

Item 15. Indemnification of Directors and Officers.

   The Rhode Island Business Corporation Act ("RIBCA") generally permits a corporation to indemnify a director or officer for expenses incurred by them by reason of their position with the corporation, if the person has acted in good faith and with the reasonable belief (i) in the case of conduct in his or her official capacity that his or her conduct was in the best interests of the corporation and, (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Unless limited by the corporation's charter, the RIBCA also permits indemnification if a court of appropriate jurisdiction, upon application of a director or officer and such notice as the court shall require, determines that the individual is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she has met the standard of conduct referred to above. However, the RIBCA does not permit a corporation to indemnify persons (1) in actions brought by or in the right of the corporation if the person is adjudged to be liable to the corporation, or (2) in actions in which the director is adjudged to be liable on the basis that personal benefit was improperly received by him or her, although, in both cases, it does permit indemnification, but only of expenses, if, and only to the extent, approved by a court of appropriate jurisdiction. The RIBCA permits the right to indemnification to include the right to be paid by the corporation for expenses the indemnified person incurs in defending the proceeding in advance of its final disposition; provided, that the indemnified party deliver to the corporation a written affirmation of a good faith belief that he/she has met the applicable standards of conduct and that he/she undertakes to repay all amounts advanced if it is ultimately determined that he/she is not entitled to be indemnified under the charter or otherwise. However, under the RIBCA, except where indemnification is ordered by a court of appropriate jurisdiction upon application of any director, officer, employee or agent, no indemnification will be made unless authorized in the specific case after a determination has been made, by the board of directors, special legal counsel or the shareholders, that indemnification is permissible in the circumstances because the director, officer, employee or agent has met the standard of conduct for indemnification described above.

   The RIBCA permits the charter of a corporation to provide that no director will be personally liable to the corporation or its shareholders for monetary damages for breach of the director's duty as a director except for:

  . any breach of the director's duty of loyalty to the corporation or its shareholder;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . liability imposed for voting for or assenting to an unlawful distribution pursuant to the provisions of RIBCA Section 7-1.1-43;

  . any transaction from which the director derived an improper personal benefit unless such transaction is permitted under RIBCA Section 7-1.1-37.1;

   The Washington Trust Bancorp charter provides that no director of Washington Trust Bancorp shall be liable to Washington Trust Bancorp or to its shareholders for monetary damages for breach of the director's duty as a director. However, this provision of the charter does not eliminate or limit the liability of a director for any of the above listed exceptions under the RIBCA. Furthermore, the Washington Trust Bancorp charter provides that if the Rhode Island General Laws are amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of Washington Trust Bancorp shall be eliminated or limited to the extent permitted by the Rhode Island General Laws, as so amended.

   The Washington Trust Bancorp bylaws provide that the Corporation shall indemnify and hold harmless each person who is made party to or is threatened to be made a party to or is involved in any action or proceeding by reason of the fact that he/she is or was a director, officer, employee or agent of the corporation to the fullest extent permitted by Rhode Island General Laws against all expenses, liability and loss the person actually incurs in connection with the proceeding. However, the Corporation will provide this indemnification in connection with a proceeding, or part of a proceeding, initiated by the person being indemnified only if the proceeding, or part of the proceeding, was authorized by the board of directors. As permitted by the RIBCA, Washington Trust Bancorp maintains directors and officers liability insurance in amounts and on terms which the Washington Trust Bancorp Board deems reasonable. In the ordinary course of business, the Washington Trust Board regularly reviews the scope and adequacy of such insurance coverage.

Item 16. Exhibits.

5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities and interests being registered.
15.1 Unaudited Interim Financial Information.
23.1 Consent of Goodwin, Procter & Hoar LLP (included in Exhibits 5.1).
23.2 Consent of KPMG LLP.
24.1 Power of Attorney (included on the signature page of this Registration Statement).

Item 17. Undertakings.

  (a) The Corporation hereby undertakes:

    (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement:

                (i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Washington Trust Bancorp, Inc. certifies that it has duly caused this registration statement (the "Registration Statement") to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westerly, Rhode Island, on this 31st day of August, 1999.

                                          Washington Trust Bancorp, Inc.

                                                   /s/ John C. Warren
                                          By: _________________________________
                                                      John C. Warren
                                               Chairman and Chief Executive
                                                          Officer

   KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below hereby severally constitutes and appoints John C. Warren and David V. Devault, and each of them singly, such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute or substitutes of any of them may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities and Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                       Capacity               Date

        /s/ John C. Warren              Chairman, Chief        August 31, 1999
-------------------------------------   Executive Officer
           John C. Warren               and Director
                                        (Principal Executive
                                        Officer)

      /s/ Alcino G. Almeida             Director               August 31, 1999
-------------------------------------
          Alcino G. Almeida

       /s/ Gary P. Bennett              Director               August 31, 1999
-------------------------------------
           Gary P. Bennett

      /s/ Steven J. Crandall            Director               August 31, 1999
-------------------------------------
         Steven J. Crandall

      /s/ Richard A. Grills             Director               August 31, 1999
-------------------------------------
          Richard A. Grills

       /s/ Larry J. Hirsch              Director               August 31, 1999
-------------------------------------
           Larry J. Hirsch

     /s/ Katherine W. Hoxsie            Director               August 31, 1999
-------------------------------------
         Katherine W. Hoxsie

              Signature                       Capacity               Date


                                        Director
-------------------------------------
           Mary E. Kennard

       /s/ Joseph J. Kirby              Director               August 31, 1999
-------------------------------------
           Joseph J. Kirby

      /s/ James W. McCormick            Director               August 31, 1999
-------------------------------------
         James W. McCormick

                                        Director
-------------------------------------
        Brendan P. O'Donnell

    /s/ Victor J. Orsinger II           Director               August 31, 1999
-------------------------------------
        Victor J. Orsinger II

     /s/ Anthony J. Rose, Jr.           Director               August 31, 1999
-------------------------------------
        Anthony J. Rose, Jr.

      /s/ James P. Sullivan             Director               August 31, 1999
-------------------------------------
          James P. Sullivan

        /s/ Neil H. Thorp               Director               August 31, 1999
-------------------------------------
            Neil H. Thorp

       /s/ David V. Devault             Executive Vice         August 31, 1999
-------------------------------------   President, Treasurer
          David V. Devault              and Chief Financial
                                        Officer (Principal
                                        Financial and
                                        Accounting Officer)

                                 EXHIBIT INDEX

 Exhibit No. Description
 ----------- -----------

   5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities and interests being registered.

  15.1       Unaudited Interim Financial Information.

  23.1       Consent of Goodwin, Procter & Hoar LLP (included in Exhibits 5.1).

  23.2       Consent of KPMG LLP.

  24.1 Powers of Attorney (included on the signature page of this Registration Statement).